Exhibit R.2

Allianz Global Investors of America L.P.

Code of Ethics

Effective October 2006

Table of Contents

INTRODUCTION	3

ADOPTION OF THE CODE OF ETHICS	3
STANDARDS OF BUSINESS CONDUCT	3
QUESTIONS	4

GENERAL DEFINITIONS	5

SUPERVISED PERSONS	5

REPORTABLE ACCOUNTS	6

PERSONAL SECURITIES TRANSACTIONS	7
TRADING IN GENERAL	7
Securities	7
Purchase or Sale of a Security	7
Exempt Securities	7
Beneficial Ownership	8
Exempt Transactions	9
Additional Exempt Transactions	10
PROHIBITED TRANSACTIONS	11
Blackout Periods	11
Short-Term Trading	12
Initial Public Offerings	12
CIRCUMSTANCES REQUIRING PRE-CLEARANCE	13
GENERAL PRE-CLEARANCE PROCEDURES	13
Operating Entities with CTI	13
Operating Entities without CTI	13
TRADING RESTRICTIONS IN OPEN-END MUTUAL FUNDS	13
PRE-CLEARANCE PROCEDURES FOR AGI CLOSED-END FUNDS AND NON-PROPRIETARY SUB-ADVISED CLOSED-END FUNDS	14
BLACKOUT PERIODS – ALLIANZ SHARES	15
ALLIANZ RESTRICTED LIST	15
PRIVATE PLACEMENTS	15

REPORTING	16

USE OF BROKER-DEALERS	16
DESIGNATED BROKER	16
REPORTING OF NON-DESIGNATED BROKERAGE ACCOUNTS	16
INITIAL REPORTING AND CERTIFICATION FOR NEW EMPLOYEES	17
ANNUAL REPORTING AND CERTIFICATION	17
REVIEW	17

FIDUCIARY DUTIES	18

GIFTS AND ENTERTAINMENT	18
PRIVACY POLICY	19
POLITICAL AND CHARITABLE CONTRIBUTIONS	19
OUTSIDE BUSINESS ACTIVITIES	19
Service as Director of a Public Company	20

COMPLIANCE	21

CERTIFICATE OF RECEIPT	21
CERTIFICATE OF COMPLIANCE	21
REMEDIAL ACTIONS	21

REPORTS TO MANAGEMENT AND TRUSTEES	22

REPORTING OF APPARENT OR SUSPECTED VIOLATIONS OF THE FEDERAL SECURITIES LAWS (“WHISTLEBLOWER POLICY”)	22

RECORDKEEPING REQUIREMENTS	23

APPENDIX I: INSIDER TRADING POLICY AND PROCEDURES

APPENDIX II: PRIVACY POLICY

APPENDIX III: GUIDANCE ON BENEFICIAL OWNERSHIP

APPENDIX IV: GUIDANCE ON SHORT TERM PROFIT RECOVERY

APPENDIX V: INSTRUCTIONS FOR USING ITRADE

APPENDIX VI: SCHWAB AS A DESIGNATED BROKER

APPENDIX VII: INITIAL ACKNOWLEDGEMENT OF RECEIPT

APPENDIX VIII: INITIAL REPORT OF PERSONAL SECURITIES HOLDINGS AND BROKERAGE ACCOUNTS

APPENDIX IX: QUARTERLY TRANSACTION REPORT

APPENDIX X: ANNUAL LISTING OF SECURITIES HOLDINGS AND CERTIFICATION OF COMPLIANCE

APPENDIX XI: PRE-CLEARANCE OF SECURITIES TRANSACTION FORM

APPENDIX XII: PRE-CLEARANCE TRADE REQUEST FORM FOR CTI ITRADE USERS

APPENDIX XIII: PRIVATE PLACEMENT APPROVAL REQUEST FORM

APPENDIX XIV: REVIEW OF TRANSACTIONS IN AGI CLOSED-END FUNDS

APPENDIX XV: AGI CLOSED-END FUNDS PRE-CLEARANCE FORM

APPENDIX XVI: IQ CLOSED-END FUNDS PRE-CLEARANCE FORM

APPENDIX XVII: REPORT OF OFFER OR RECEIPT OF GIFT

APPENDIX XVIII: OUTSIDE BUSINESS ACTIVITIES

ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.

CODE OF ETHICS

Effective October 2006

INTRODUCTION

Adoption of the Code of Ethics

This Code of Ethics (the “Code”) has been adopted by Allianz Global Investors of America L.P. and its affiliated subsidiaries or divisions (collectively, the “Company”) in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Rule 204A-1 requires, at a minimum, that an adviser’s code of ethics set forth standards of conduct, require compliance with federal securities laws and address personal trading by advisory personnel.

Standards of Business Conduct

Fiduciary Duty

The Code is applicable to all officers and employees of the Company and is based on the principle that in addition to the fiduciary obligations of the Company, you, as an officer or employee of the Company, owe a fiduciary duty to the shareholders of the registered investment companies (the “Funds”) and other clients (together with the Funds, the “Advisory Clients”) for which the Company serves as an adviser or sub-adviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

At all times, you must:

1.	Place the interests of our Advisory Clients first. As a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than for the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a security you owned for the purpose of increasing the price of that Security. If you are an Investment Person of the Company (as defined under the heading General Definitions), you would also violate this Code if you made a personal investment in a security that might be an appropriate investment for an Advisory Client without first considering the security as an investment for the Advisory Client. Investment opportunities of limited availability that are suitable for Advisory Clients also must be considered for purchase for such Advisory Client accounts before personally trading in them by any Investment Person who is aware of the opportunity. Such opportunities include, but are not limited to investments in initial public offerings and private placements.

2.

Conduct all of your personal securities transactions in full compliance with this Code and the Company Insider Trading Policy and Procedures. The Company encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Personal Securities Transactions. Failure to comply with this Code may result in disciplinary action, including but not limited to, fines, disgorgement of profits, suspension of trading privileges or termination of employment. In addition, you must comply with the policies and procedures set forth in the Company Insider Trading Policy and Procedures, which is attached to this Code as Appendix I. Situations that are questionable may be resolved against your personal interests.

3.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Company directly or on behalf of an Advisory Client of the Company could call into question the independence of your business judgment. In addition, information concerning the identity of security holdings and financial circumstances of an Advisory Client is confidential. You may not use personal or account information of any client of the Company except as permitted by the Company’s Privacy Policy which is attached to this Code as Appendix II. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties. Situations that are questionable may be resolved against your personal interests.

4.	Comply with applicable federal securities laws and regulations. In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client, you are not permitted to: (i) defraud such client in any manner; (ii) mislead such client, including making a statement that omits material facts; (iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; (iv) engage in any manipulative practice with respect to such client; (v) engage in any manipulative practices with respect to securities, including price manipulation; or (vi) otherwise violate applicable federal securities laws (including without limitation, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“Commission”) under these statutes, the U.S.A. Patriot Act, as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury). In the event that you are unsure of any such laws or regulations, then you must consult the Company’s Legal Department.

As an employee of the Company, you must promptly report any suspected violation of the federal securities laws, as well as any violations or suspected violations of this Code, to the Chief Compliance Officer of your operating entity.

In addition to the requirements contained in this Code, you must also comply with any supplemental policies and procedures associated with the Code of Ethics.

Questions

Questions regarding this Code should be addressed to the Chief Compliance Officer of your operating entity or his or her designee.

GENERAL DEFINITIONS

Supervised Persons

The following persons are considered to be “Supervised Persons” under the Code:

1.	Any partner, officer, director (or other person occupying a similar status or performing similar functions) and employee of the Company;

2.	All employees of entities affiliated with an operating entity of the Company that have been authorized by the Company to act in an official capacity on behalf of another operating entity within the Company, sometimes referred to as “dual” employees;

3.	Certain persons who are employed by the Company as a consultant, contractor, intern or temporary employee and are subject to the Company’s supervision and control; and

4.	All Access Persons, Non-Access Persons and Investment Persons as defined below.

Supervised Persons will be placed in one or more of the following categories based upon the individual’s activities and role within the Company. Provisions of the Code pertaining to the pre-clearance requirements and certain prohibited transactions may apply to more than one category.

A.	“Access Person” means any partner, officer, director, Investment Person, or employee of the Company who:

(1)	in connection with their regular duties, makes, participates in, or has access to non-public information regarding the purchase or sale of securities by the Advisory Clients of the Company, or has access to non-public information regarding the portfolio holdings of any Fund for which the Company serves as an investment adviser or sub-adviser; or

(2)	is involved in making securities recommendations to Advisory Clients, including Funds, or who has access to such recommendations that are non-public.

B.	“Non-Access Person” means any employee of the Company that is NOT an Access Person.

C. “Investment Person” means any employee of the Company who, in connection with their regular functions and duties, makes, or participates in making, recommendations regarding the purchase or sale of securities on behalf of any Advisory Client, provides information or advice to a portfolio manager, or helps execute a portfolio manager’s recommendations. Generally, Investment Persons include, but are not limited to, portfolio managers, research analysts and traders.

Certain operating entities may decide to classify all of its employees in one category, regardless of individual job duties and responsibilities. Your category may be subject to change if your position within your operating entity changes or if you have been transferred to another operating entity within the Company.

REPORTABLE ACCOUNTS

The following types of brokerage or trading accounts are required to be reported by Supervised Persons. Transactions in such accounts are also required to be pre-cleared unless the transaction is for an “Exempt Security” or the transaction qualifies as an “Exempt Transaction” as defined under the heading Trading in General below.

1.	Accounts in the name of or for the direct or indirect benefit of:

(a) A Supervised Person; or

(b) A Supervised Person’s spouse, domestic partner, minor children and any other person to whom the Supervised Person provides significant financial support, as well as to transactions in any other account over which the Supervised Person exercises investment discretion, regardless of beneficial ownership. The term “Beneficial Ownership” is described below.

2.	Accounts that have the ability to hold securities reportable under the Code other than Exempt Securities even if such accounts currently only hold Exempt Securities.

Excluded from reportable accounts are the following:

1.	Accounts that are fully managed by a third party where the Supervised Person does not have discretion over investment selections for the account through recommendation, advice, pre-approval or otherwise. In cases where the employee reports a brokerage or trading account that is independently managed, the employee must certify that the account is separately managed by a third party and Compliance may separately verify this fact.

2.	Accounts which exclusively hold Exempt Securities and are unable to hold any non-Exempt Securities.

3.	401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

4.	The Allianz 401(k) Plan (the “Plan”). Employees are not required to report mutual fund transactions or holdings in the Plan. Such reports are provided directly to the Company by the Plan administrator.

PERSONAL SECURITIES TRANSACTIONS

Trading in General

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of a Security (other than an Exempt Security) in which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless (i) the transaction is an Exempt Transaction or (ii) you have complied with the procedures set forth under Pre-clearance Procedures.

Securities

The following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or shares of open-end and closed-end investment companies, or shares of any pooled or commingled investment vehicles, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures. However, securities futures1 and futures and options on any group or index of Securities (as defined in the Investment Company Act of 1940) are Securities.

Purchase or Sale of a Security

The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Exempt Securities

All Securities are reportable securities under the Code with a few limited exceptions. The following securities are exempt from both the pre-clearance and reporting requirements under the Code:

1.	Direct obligations of the Government of the United States.

2.

Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two

[1]	A security future is a contract of sale for future delivery of a single security or a narrow-based security index.

highest rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality), including repurchase agreements.

3.	Shares of money market funds.

4.	Shares of registered open-end investment companies (“Open-End Mutual Funds”) that are not advised by the Company or sub-advised by an employee’s operating entity.[2] This exemption does not apply to an exchange-traded fund organized as an open-end investment company.

5.	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds that are not advised or sub-advised by the Company. This exemption does not apply to an exchange-traded fund organized as a unit investment trust.

Beneficial Ownership

The following section is designed to give you a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in the Securities.

You have a Pecuniary Interest in Securities if you have the opportunity to directly benefit or share in any profit derived from a transaction in the Securities.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested beneficial interest in a trust.

3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The following are examples of an indirect Pecuniary Interest in Securities:

1.	Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit subject to review and approval by Compliance.

[2]	Allianz Global Investors Open-End Mutual Funds include funds available through the Allianz Global Investors 401(k) Plan, Auto Invest Program and Deferred Compensation Plan. For a listing of sub-advised Open-End Mutual Funds, please see your local Compliance Officer.

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Securities held by any individual for whom you provided significant economic support during the immediately preceding 12-month period, even if such individual does not share the same household.

3.	Your interest as a general partner in Securities held by a general or limited partnership.

4.	Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

Additional guidance relating to Beneficial Ownership can be found in Appendix III.

Exempt Transactions

The following Exempt Transactions are not subject to the pre-clearance requirements under the Code, although they are still subject to the reporting requirements under the Code except where specifically identified as exempt.

1.	Any transaction in Securities in an account over which you do not have any direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence subject to review and approval by Compliance. Such transactions are also exempt from the reporting requirements.

2.	Transactions effected pursuant to an automatic investment plan or dividend reinvestment plan[3]. Such transactions are also exempt from the reporting requirements unless a transaction overrides the pre-set schedule or allocations of the plan. In such cases, the transaction(s) must be included in a quarterly transaction report.

3.	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

[3]	Automatic Investment Plans and Dividend Reinvestment Plans however are required to be reported in the Initial Report of Personal Securities Holdings and Brokerage Accounts and the Annual Report.

4.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

5.	Such other class of transactions as may be exempted from time to time by Compliance based upon a determination that the transactions do not involve any realistic possibility of a violation of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, or a violation of Rule 17j-1 under the Investment Company Act of 1940, as amended. Compliance may exempt designated classes of transactions from any of the provisions of this Code except the provisions set forth below under Reporting.

6.	Such other specific transactions as may be exempted from time to time by your local Compliance Officer based upon a determination that the transaction(s) do not interfere or appear to interfere with making decisions in the best interest of our Advisory Clients. On a case-by-case basis, a Compliance Officer may exempt a specific transaction from any of the provisions of this Code except for the provisions set forth below under Reporting. All requests to exempt a transaction must be in writing and forwarded to your local Compliance Officer for approval prior to your executing the transaction.

Additional Exempt Transactions

The following classes of transactions have been designated as Exempt Transactions by Compliance and are applicable to the groups as referred to below. Such transactions are not subject to the pre-clearance requirements under the Code, although they are still subject to the reporting requirements under the Code.*

1.	Purchases or sales that do not exceed 2,000 shares per day, per issuers with a total market capitalization of $5 billion or greater at the time of investment. If you are unsure whether a security meets the market capitalization criteria, contact your local Compliance Officer. Applicable to Non-Access Persons, employees of Allianz Hedge Fund Partners L.P. and employees of Allianz Global Investors of America L.P.-Newport Beach.

2.	Purchases or sales that do not exceed 1,000 shares and $10,000 per calendar week, per issuer, of stock of issuers with market capitalizations below $5 billion at the time of investment. You would be in violation if you purchase or sell less than 1,000 shares but the market value of the shares is greater than $10,000. You would also be in violation if you purchase or sell more than 1,000 shares but the market value of the shares is less than $10,000. Applicable to Non-Access Persons, employees of Allianz Hedge Fund Partners L.P. and employees of Allianz Global Investors of America L.P.-Newport Beach.

3.	Purchases or sales of up to $100,000 per calendar month per issuer of fixed-income Securities issued by U.S. corporations. Applicable to Non-Access Persons, employees of Allianz Hedge Fund Partners L.P. and employees of Allianz Global Investors of America L.P.-Newport Beach.

4.	Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States. Applicable to Non-Access Persons, employees of Allianz Hedge Fund Partners L.P. and employees of Allianz Global Investors of America L.P.-Newport Beach.

5.	Purchases or sales of up to $1,000,000 per calendar month per issuer of fixed-income Securities issued by qualified foreign governments. Applicable to all employees.

A qualified foreign government is a national government of a developed foreign country with outstanding fixed-income securities in excess of $50 billion.

6.	Short sales of any Securities otherwise permitted hereunder or puts, calls, straddles, or options where the underlying amount of Securities controlled is an amount otherwise permitted hereunder. Applicable to Non-Access Persons, employees of Allianz Hedge Fund Partners L.P. and employees of Allianz Global Investors of America L.P.-Newport Beach.

CAUTION

Qualified foreign governments and issuer market capitalization amounts may change from time to time. Accordingly, you may purchase Securities in an Exempt Transaction, only to find that you cannot sell them later in an Exempt Transaction. In that case, you will be able to sell them only if you pre-clear the sale in compliance with the procedures set forth in the Code.

*The pre-clearance exemption for these items does not apply for employees that are based in New York. Such employees must pre-clear these transactions through CTI iTrade. Please refer to the General Pre-clearance Procedures section for further details.

Prohibited Transactions

The following prohibited transactions are applicable to Non-Access Persons, Access Persons and Investment Persons as described below.

Blackout Periods

1. Access Persons

Same day securities may not be purchased or sold by an Access Person if, at the time of pre-clearance, there is a pending buy or sell order on the relevant trading desk on behalf of an Advisory Client in the same Security or an equivalent security.4 Such orders by an Access Person can only be purchased or sold on the following day that the Advisory Client(s) order has been executed.

[4]	An equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion or exchange of the given Security, (ii) a Security excercisable to purchase, convertible into or exchangeable for the given Security, or (iii) a Security otherwise representing an interest in or based on the value of the given security.

Securities may not be purchased or sold if, at the time of pre-clearance, you knew or should have known that an Advisory Client would be trading in the same security or an equivalent Security on the same day.

2. Investment Persons

Investment Persons may not purchase or sell Securities during the period beginning 3 days before and ending 3 days after the day on which an Advisory Client trades in the same Security or an equivalent Security.

3. Allianz Global Investors Managed Accounts Employees

Employees of Allianz Global Investors Managed Accounts LLC (“AGIMA”) are also subject to a 3 day after blackout period following any purchase or sale in the same security that was triggered by a portfolio manager’s investment decision on behalf of any of the managed account models.

Short-Term Trading

Non-Access Persons, Access Persons and Investment Persons may not profit from the purchase and sale, or sale and purchase, within 30 calendar days, of the same Securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership, including the purchase or sale of any derivatives security. Any such short-term trade must be unwound, or, if that is not practical, any profits realized on the transaction will be disgorged to the Company. The Company will donate the profits realized on such short-term trades to a charity selected by the employee from a Company approved list of charities.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities. Additional guidance relating to short-term profit recovery can be found in Appendix IV attached to this Code.

Initial Public Offerings

Non-Access Persons, Access Persons and Investment Persons are prohibited from acquiring Beneficial Ownership of any Securities in an Initial Public Offering.

For purposes hereof, “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Circumstances Requiring Pre-clearance

If you have (or wish to acquire) Beneficial Ownership of Securities which are not Exempt Securities and which cannot be acquired or sold in an Exempt Transaction, such securities may be acquired or sold only in compliance with the procedures set forth under General Pre-clearance Procedures.

General Pre-clearance Procedures

All pre-clearance approvals are effective until the close of business on the day that pre-clearance is given (4:00pm EST), meaning the purchase or sale must be executed by the close of business on the day that your pre-clearance request has been approved. If the individual submitting the request wishes to execute a trade in the same Security or an equivalent Security on subsequent days (e.g., in the case of a limit order that has not been executed or is partially filled on the date pre-clearance was requested), a new pre-clearance request must be submitted. Good Till Canceled (GTC) orders are prohibited.

Operating Entities with CTI

All Non-Access Persons, Access Persons, and Investment Persons of the Company with CTI iTrade must pre-clear all personal transactions in Securities which are deemed to be beneficially owned by you as defined above (other than Exempt Securities or in connection with an Exempt Transaction) by submitting a Trade Request Form through CTI iTrade, a sample of which appears in Appendix XII. Please also refer to Appendix V for instructions on how to use CTI iTrade. For employees located in New York or Stamford, if you have any questions regarding the use of CTI iTrade, please call the Allianz Global Investors-NY Compliance Hot-Line at (212) 739-3186. For all other employees, please contact your local Compliance Officer or his or her designee.

If you are out of the office and are unable to access CTI iTrade through the Company Intranet, please contact the Compliance Hot-Line at (212) 739-3186. A representative from the Compliance department will be able to assist you with your pre-clearance request. For all other employees, please contact your local Compliance Officer or his or her designee.

Operating Entities without CTI

All Non-Access Persons, Access Persons, and Investment Persons who do not have CTI iTrade must pre-clear all personal transactions in Securities (other than Exempt Securities or in connection with an Exempt Transaction as defined above) by completing an Employee Pre-Clearance Form (Manual) which appears in Appendix XI and submitting such form to your operating entity’s designated pre-clearance personnel.

Trading Restrictions in Open-End Mutual Funds

The following trading restrictions related to Open-End Mutual Funds apply to all Non-Access Persons, Access Persons and Investment Persons of the Company.

Excessive Trading

Excessive trading in Open-End Mutual Funds is strictly prohibited. No employee may engage in transactions that are in violation of a fund’s stated policy as disclosed in its prospectus and statement of additional information.

Trading in Open-End Mutual Funds where the Company is the Adviser or the employee’s operating entity is the Sub-Adviser

Employees may not purchase and sell, or sell and purchase the same Open-End Mutual Fund, in any 30-day period, regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account, a deferred compensation account, Allianz Auto-Invest Program, etc.) or across multiple accounts in which the employee has beneficial interest. Please note that these limitations should be taken into consideration when rebalancing such accounts.

i.	This prohibition will not apply, however, with respect to purchases made pursuant to an automatic payroll investment feature in the Allianz Auto-Invest Program, a deferred compensation, 401(k) or retirement plan (e.g., purchases of mutual fund shares every pay period in an employee’s 401(k) plan). In order to rely on this exception, your investment options in such plans may not be changed more than once each month.

ii.	This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the mutual fund.

Pre-clearance Procedures for AGI Closed-End Funds and Non-Proprietary

Sub-Advised Closed-End Funds

Please refer to the Compliance section of the Company Intranet for the respective blackout periods relating to AGI Closed-End Funds.

If you wish to invest in a closed-end fund in which Allianz Global Investors Fund Management LLC acts as the adviser (“Closed End Funds”), you must complete a pre-clearance form and submit it to your local Compliance officer for approval. The policy relating to trading in AGI Closed-End Funds is attached to this Code as Appendix XIV and the pre-clearance form is attached to this Code as Appendix XV.

If you wish to invest in a non-proprietary closed-end fund where your operating entity serves as the sub-adviser, you must complete a pre-clearance form and submit it to your local Compliance officer for approval. Unless otherwise attached as an Appendix to this Code, please contact your local Compliance department for the appropriate forms and pre-clearance procedures.

Blackout Periods – Allianz Shares

Please refer to the Compliance section of the Company Intranet for the respective blackout periods relating to Allianz AG securities.

All employees are prohibited from trading in Allianz AG securities (including ADRs) during certain periods of the year, generally surrounding the release of annual financial statements and quarterly results. This restriction also applies to transactions that completely or in part refer to Allianz AG company shares (or derivatives thereof) which involve the exercise of cash settled options or any kind of rights granted under compensation or incentive programs such as Stock Appreciation Rights (“SARs”), Phantom Stocks or Participation Schemes. Any exercise with direct cash-out payments are equivalent to the outright sale of Allianz shares held by an employee and therefore, would not be permitted during such blackout period.

Allianz Restricted List

The Allianz Restricted List includes companies in which the trading of securities is restricted for certain types of accounts. Such restrictions may be applicable to trades for Advisory Clients, trades for proprietary accounts and/or for personal securities transactions. Companies may be added to the Restricted List for a variety of reasons, such as the following: (i) the company being a traded affiliate, (ii) an affiliated operating entity having inside information about a particular issuer or (iii) to ensure that the aggregate group holding does not breach a particular threshold. Employees are prohibited from trading in any securities issued by the companies on the Restricted List if such restrictions apply to personal account dealings. The Compliance department of each operating entity will be responsible for reviewing personal securities transactions against the Restricted List.

Private Placements

Non-Access Persons, Access Persons and Investment Persons may not acquire Beneficial Ownership of any Securities in a private placement, unless you have received prior written approval from your local CIO and Compliance Officer. Approval will be not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you solely by virtue of your position. The form for requesting private placement approval is attached to this Code (Appendix XIII).

For purposes hereof, “private placement” means an offering that is exempted from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act.

If you are an Investment Person and you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by your local CIO or a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer.

REPORTING

Use of Broker-Dealers

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly-traded Securities (other than Exempt Securities) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

Designated Broker

To assist in the implementation of the Code and meet regulatory requirements, all New York based employees must maintain their personal brokerage and trading accounts (which they are deemed to have Beneficial Ownership) with a “Designated Broker” (currently Charles Schwab-see Appendix VI for further details). It is preferred that all other employees of the Company use a Designated Broker, although it is not required. If you are an employee with a Designated Broker, you are required to transfer your account(s) to the Designated Broker within a reasonable period of time from your initial commencement of employment. There will be no costs charged by the Designated Broker associated with transferring your personal brokerage/trading accounts.

If you are maintaining a brokerage account other than with a Designated Broker, you are required to immediately disclose this to your local compliance department. Based upon the determination by the appropriate Compliance Officer, certain limited exemptions may be granted that would allow the employee to continue maintaining his or her personal brokerage/trading accounts with a non-designated broker.

Reporting of Non-Designated Brokerage Accounts

Each employee must report the employee’s brokerage accounts and all Securities transactions that are not Exempt Transactions or transactions in Exempt Securities. To satisfy these requirements, you must cause each non-designated registered broker-dealer, who maintains an account for Securities of which you have Beneficial Ownership, to provide to a Compliance Officer of the Company or his or her designee, within 30 days of the end of each calendar quarter, duplicate copies of: (a) confirmations of all transactions in the account and (b) periodic statements for the account. Employees are excused from submitting Quarterly Transaction Reports (attached to this Code as Appendix IX) only if doing so would duplicate information contained in trade confirmations or account statements that the Company holds in its records, provided the Company has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

The confirmations and statements required by (a) and (b) above must in the aggregate provide all of the information required by the Quarterly Transaction Report. If they do not, you must complete and submit a Quarterly Transaction Report

Most broker-dealers require that the Company provide a Rule “407” letter which acknowledges that your account is held by such broker-dealer and requests that the broker-dealer provide the relevant compliance department with duplicate client account statements and transactional confirms. Your local Compliance Officer or his or her designee will execute this letter for any of your beneficially owned accounts that have been approved by Compliance.

You must promptly notify your local Compliance Officer or his or her designee upon opening any new brokerage accounts.

Initial Reporting and Certification for New Employees

Within 10 days following the commencement of employment at the Company, all employees are required to complete and submit the Initial Acknowledgement Certification and the Initial Listing of Personal Securities Holdings, Mutual Fund and Brokerage Accounts forms to your local Compliance department (See Appendix VII and VIII). The information supplied must be current as of a date no more than 45 days before becoming an employee.

Annual Reporting and Certification

On an annual basis, all “active” employees are required to complete and submit the Annual Listing of Securities Holdings and Certification of Compliance form to your local compliance department (See Appendix X). Compliance will notify employees when the annual certifications are due. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For all Supervised Persons who are required to pre-clear personal securities transactions through CTI iTrade, this requirement is satisfied by certifying the Code of Ethics Certification, the Brokerage Account Certification and the Holdings Certification through CTI iTrade.

Review

All reports and certifications submitted by employees pursuant to this Code shall be reviewed by the Chief Compliance Officer of the employee’s operating entity or by his or her designee.

FIDUCIARY DUTIES

Gifts and Entertainment

No employee (“Employee”) of the Company shall receive (or give) any gift or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association or other entity (“Outside Entity”) that does business with or on behalf of the Funds, an Advisory Client or the Company.

a.	Gifts and entertainment must be reasonable in terms of frequency and value and should not be solicited. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstances, i.e. holiday season.

b.	Do not accept gifts, favors, entertainment or other things of value which could influence your decision-making or make you feel beholden to a person or an Outside Entity.

c.	Do not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to the Company.

d.	Entertainment situations may only be used to foster and promote business relationships with Outside Entities.

e.	You may attend business meals, business related conferences, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both you and the giver are present.

f.	Gifts should not be sent to an Employee’s home. If they are, the Employee must request that the gift giver discontinue this practice in the future.

g.	You may RECEIVE gifts from an Outside Entity so long as their aggregate annual value does not exceed the equivalent of $100. You may GIVE gifts to an Outside Entity so long as the aggregate annual value does not exceed the equivalent of $100.

h.	You may not accept or offer air transportation nor may you accept hotel or other accommodations without obtaining prior written approval from your local Compliance Officer. You must also obtain prior written approval from your supervisor (the person to whom you report) for all air travel, conferences, and business events that require overnight accommodations.

i.	Under no circumstances should cash gifts or cash equivalents be given to or accepted from an Outside Entity (i.e. American Express Gift Cards, Money Orders, Gift Checks, etc.).

j.	Any gift received that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with your immediate supervisor and Compliance.

k.	This policy applies to gifts and entertainment given to or received by family and friends on behalf of employees, vendors or clients.

All employees are required to maintain a record of each gift given and received. A Report of Offer or Receipt of Gift is attached to this Code as Appendix XVII for this purpose. You should complete a gift form each time you receive or give a gift. You are required to maintain these forms in your files and they should be made available to Compliance or Regulators upon request.

Privacy Policy

You must abide by the Company Privacy Policy (the “Privacy Policy”) which is attached to this Code of Ethics as Appendix II. The Privacy Policy is designed to protect personal and account information of clients from disclosure to any non-affiliated third parties, except as required or permitted by law or certain circumstances and when duly authorized by a Compliance Officer or director of the Company. You will be responsible for attesting to your compliance with the Privacy Policy in your Annual Certification of Compliance.

Political and Charitable Contributions

You are prohibited from making political contributions to candidates or officeholders in a position to direct public business to the Funds or your operating entity or for the purpose of obtaining or retaining advisory contracts with government entities. Charitable contributions that are solicited or directed by clients or prospective clients or made on behalf of clients or prospective clients or made for the purpose of influencing the award or continuation of a business relationship with such client or prospective client must be pre-approved by your supervisor and Compliance. For any questions relating to political and charitable contributions, you should contact your local Compliance Officer.

Outside Business Activities

Your outside activities must not reflect adversely on the Company or give rise to a real or apparent conflict of interest with your duties to the Company or its Advisory Clients. You must be alert to potential conflicts of interest and be aware that you may be asked to discontinue the outside activity if a potential conflict arises. You may not, directly or indirectly:

(a) Accept a business opportunity from someone doing business or seeking to do business with the Company that is made available to you because of your position within the Company;

(b) Take for oneself a business opportunity belonging to the Company; or

(c) Engage in a business opportunity that competes with any of the Company’s business.

You must obtain pre-approval from your immediate supervisor and the Compliance Officer of your operating entity for any outside business activities. A form for this purpose is attached to this Code as Appendix XVIII. You must seek new clearance for a previously approved activity whenever there is any material change in relevant circumstances, whether arising from a change in your job or association with the Company or in your role with respect to that activity or organization. You must also notify your immediate supervisor and Compliance when your outside activity terminates.

Service as Director of a Public Company

You may not serve on the board of directors or other governing board of a publicly traded entity, unless you have received the prior written approval of the local Chief Legal Officer or your local Compliance Officer by completing and submitting the form attached to the Code as Appendix XVIII. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of the Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be required to comply with your operating entity’s procedures concerning you and those Investment Persons who make investment decisions with respect to the securities of that entity.

COMPLIANCE

Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code. A form for this purpose is attached to the Code as Appendix VII.

Certificate of Compliance

You are required to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand the Code and recognize that you are now subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings required hereunder and all transactions during the prior year in Securities of which you had or acquired Beneficial Ownership. A form for this purpose is attached to this Code as Appendix X.

You will also receive a copy of the Code whenever there are amendments made to the Code. At such time, you will be required to acknowledge receipt of the amended Code and certify that you have read and understand the amended Code.

A copy of the most recent Code of Ethics can be found in the Compliance section of the Company Intranet and also may be viewed within CTI iTrade.

Remedial Actions

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, disgorgement of profits, imposition of a fine, suspension of trading privileges, suspension or termination.

REPORTS TO MANAGEMENT AND TRUSTEES

In connection with the Company-advised Funds, the Chief Compliance Officer of each operating entity or his or her designee will report promptly any material violations of the Code by Access Persons of the Funds to the Funds’ Board of Directors or Trustees as well as Senior Management and will report all violations of the Code by Access Persons of the Funds, at a minimum, on a quarterly and annual basis.

A material violation would include instances where there is an impact on a client account, including the Funds, or where a significant remedial action has been taken in response to a violation of the Code. A significant remedial action means any action that has a significant impact on the violator, such as a material disgorgement of profits, imposition of a significant fine, suspension of trading privileges, suspension or termination.

The quarterly and annual report will, at a minimum:

1.	Describe any issues arising under the Code of Ethics or its procedures since the last report to the Funds’ Board, as the case may be, including, but not limited to, information about violations of the Code or procedures and any sanctions imposed in response to such violations;

2.	Certify that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

3.	Certify whether there have been any amendments to the Code of Ethics or its procedures since the last report to the Funds’ Board.

REPORTING OF APPARENT OR SUSPECTED VIOLATIONS OF THE

FEDERAL SECURITIES LAWS (“Whistleblower Policy”)

All employees are required to promptly report “apparent” or “suspected” violations in addition to actual or known violations of the federal securities laws or this Code of Ethics to the Chief Compliance Officer of the employee’s operating entity. Examples of the types of reporting required include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the operating entity’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the operating entity. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code. You are encouraged to seek advice from your local Legal Counsel with respect to any action which may violate the Code. For any questions relating to the reporting of violations, please refer to the Policy for Reporting Suspicious Activity and Concerns found in the Compliance section of the Company Intranet. You may also contact the Company Group Compliance Manager at (949) 219-2217.

RECORDKEEPING REQUIREMENTS

The Company shall maintain and preserve in an easily accessible place:

A.	A copy of this Code, or any other Code of Ethics, that was in effect within the previous 5 years.

B.	A record of any violation of this Code and of any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurs.

C.	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s trade that was deemed an exception to the provisions of this Code.

D.	A record of all written acknowledgements of receipt of the Code and amendments for each person covered under the Code within the past 5 years. These records must be kept for 5 years after the individual ceases to be an employee of the operating entity.

E.	A copy of each report submitted under this Code for a period of 5 years.

F.	A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code.

G.	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s investment in a private placement for at least 5 years after the reporting year in which approval was granted.

H.	A record of persons responsible for reviewing Access Persons’ reports during the last 5 years.

I.	A copy of reports provided to a Fund’s Board of Directors regarding the Code.